Exhibit 99.1

1 Overall Commentary

1 Overall Commentary • Delta expects a September quarter operating margin of 15.5% - 16.5%, reflecting the impact from Hurricane Irma. ‒ The company estimates the operational disruption of the storm negatively impacted pre - tax income by ~$120 million, which translates to a one point headwind for operating margin. ‒ Hurricane Irma drove 2,200 flights cancellations at airports in Florida, the Caribbean, and Georgia, including the company’s Atlanta hub. • For the September quarter, Delta expects consolidated passenger unit revenue (PRASM) to increase ~2%, which includes a one point headwind related to Hurricane Irma. • Delta expects non - fuel unit costs including profit sharing to be up ~2.5%, which includes incremental pressure from Hurricane Irma - related flight cancellations. • Delta returned ~$770 million to shareholders through dividends and share repurchases in the quarter. The company also completed the 2015 $5 billion share repurchase authorization in September. September Quarter 2017 Operating margin 15.5 - 16.5% Cargo and other revenue $1.60 - $1.65 billion Average fuel price per gallon $1.68 - $1.73 Profit sharing expense ~$300 million Non - operating expense $50 - $100 million September Quarter 2017 vs. September Quarter 2016 Passenger unit revenue Up ~2% CASM - Ex including Profit Sharing As reported Up ~5% Normalized Up ~2.5% System capacity Up 1.6% October 3, 2017 • Note: Information for the September quarter 2017 in this investor update is adjusted for the reconciliations below. Prior ye ar cost and margin comparisons are normalized for the portion of the pilot contract expense recognized in the December quarter 2016 attributable to the September quarter 2016, if not otherwise noted. Fuel Delta’s expected fuel price of $1.68 - $1.73 includes taxes, transportation, and refinery results. CASM - Ex Delta excludes fuel and certain other expenses from its unit cost guidance. Other expenses include the costs associated with third - party Maintenance Repair and Overhaul, Delta Global Services, Delta Vacations, Delta Private Jets, and refinery cost of sales to third parties. Delta expects to record roughly $400 million of other expenses in the September quarter. The revenue associated with these expenses is included in Delta's guidance for cargo and other revenue. Guidance

2 Forward Looking Statements Profit Sharing Through September 30, 2017, Delta’s employee profit sharing program for its ground and flight attendant employees pays 10% of the company’s adjusted annual pre - tax profit up to the prior year’s adjusted annual pre - tax profit and 20% above that amount (adjusted pre - tax profit for 2016 was $7.2 billion). Delta’s employee profit sharing program for its pilots pays 10% up to $2.5 billion in adjusted annual pre - tax profit and 20% above that amount. Profit sharing expense is accrued at a blended rate based on the company’s estimated profitability for the full year. Effective October 1, 2017 all eligible employees will participate in the same profit sharing plan which will pay 10% up to $2.5 billion in adjusted annual pre - tax profit and 20% above that amount. This change will not impact the September quarter. Taxes Our September 2017 quarter results will reflect a ~35% tax rate. There will be no material impact to cash as Delta’s net operating loss carryforwards will largely offset cash taxes. Share count Delta expects approximately 720 million diluted and approximately 717 million basic weighted average shares outstanding. Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward - looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward - looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward - looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks or geopolitical conflict; the cost of aircraft fuel; the impact of fuel hedging activity includi ng rebalancing our hedge portfolio, recording mark - to - market adjustments or posting collateral in connection with our fuel hedge contracts; the availability of aircraft fuel; the performance of our significant investments in airlines in other parts of th e w orld; the possible effects of accidents involving our aircraft; the restrictions that financial covenants in our financing agreemen ts could have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub, gateway, or key airports; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; fai lur e or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulati on on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and ke y employees; competitive conditions in the airline industry; the effects of extensive government regulation on our business; th e sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom leading up to and following the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses. Additional information concerning risks and uncertainties that could cause differences between actual results and forward - looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10 - K for the fiscal year ended December 31, 2016. Caution should be taken not to place undue reliance on our forward - looking statements, which represent our views only as of October 3, 2017, and which we have no current intention to update. Non - GAAP Financial Measures Delta sometimes uses information ("non - GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non - GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non - GAAP financial measures used in this update to the most directly comparable GAAP financial measures. Non - GAAP Reconciliations

Operating Margin, Adjusted. We adjust for the following items to determine operating margin, adjusted for the reasons described below. Adjusting for these items allows investors to better understand and analyze our core operational performance in the period shown.

"Mark-to-market ("MTM") adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period.

Refinery Sales. Delta's refinery segment provides jet fuel to the airline segment from its own production and from jet fuel obtained through agreements with third parties. Activities of the refinery segment are primarily for the benefit of the airline. However, from time to time, the refinery sells fuel by-products to third parties. These sales are recorded gross within other revenue and other operating expense.

	(Projected) Three Months Ended September 30, 2017
Operating margin	15.9% - 17.1%
MTM adjustments and settlements	(0.6)% - (0.8)%
Refinery sales	0.2%
Operating margin, adjusted	15.5% - 16.5%

Non-Fuel Unit Cost or Cost per Available Seat Mile, Including Profit Sharing ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes (including our regional carriers) allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Other expenses. Other expenses include aircraft maintenance and staffing services we provide to third parties, our vacation wholesale operations, and refinery cost of sales to third parties. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these sales to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Pilot contract impact, normalized. Delta's new pilot contract was ratified on December 1, 2016 and was retroactive to January 1, 2016. As a result, Delta recognized $380 million in retroactive wages and other benefits in the December 2016 quarter. On a normalized basis, approximately $140 million of this amount related to the September 2016 quarter.

	Three Months Ended September 30,		
	(Projected) 2017	2016	Change
CASM (cents)	13.15 - 13.25	12.33	
Aircraft fuel and related taxes	(2.60)	(2.39)	
Other expenses	(0.55)	(0.36)	
CASM-Ex	10.00 - 10.10	9.58	~Up 5%
Pilot contract impact, normalized	-	0.21	
CASM-Ex, adjusted, including pilot contract impact, normalized	10.00 - 10.10	9.79	~Up 2.5%

Average Fuel Price Per Gallon, Adjusted. We adjust for MTM adjustments and settlements to determine average fuel price per gallon, adjusted for the same reason described above under the heading Operating Margin, adjusted.

	(Projected) Three Months Ended September 30, 2017
Average fuel price per gallon	$1.62 - $1.65
MTM adjustments and settlements	0.06 - 0.08
Average fuel price per gallon, adjusted	$1.68 - $1.73

Pre-tax Income, Adjusted, Excluding Profit Sharing. We adjust for MTM adjustments and settlements for the same reason described above under the heading Operating Margin, adjusted, and we adjust for Virgin Atlantic's MTM adjustments to allow investors to better understand and analyze the company's core financial performance in the periods shown. We record our proportionate share of earnings from our equity investment in Virgin Atlantic in non-operating expense.

(in millions)	Year Ended December 31, 2016	
Pre-tax income	$	6,636
MTM adjustments and settlements		(450)
Virgin Atlantic MTM adjustments		(115)
Total adjustments		(565)
Pre-tax income, adjusted	$	6,071
Profit sharing		1,115
Pre-tax income, adjusted, excluding profit sharing	$	7,186

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